DERIVED INFORMATION [9/26/06]

$18,700,000
Class M-5
Mezzanine Certificates Offered
(Approximate)

$1,080,750,100
Total Certificates Offered & Non-Offered

Home Equity Pass-Through Certificates, Series 2006-7

Credit Suisse First Boston Mortgage Securities Corp.

Depositor

[U.S. Bank, N.A.]

Trustee

The issuer has filed a (i) registration statement (including a prospectus) with a file number of 333-135481 and (ii) a Term Sheet Supplement, with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the Term Sheet Supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement that will be prepared for the securities offering to which this free writing prospectus relates. This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus is preliminary, and may be superseded by an additional free writing prospectus provided to you prior to the time you enter into a contract of sale. This preliminary free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to herein. The securities are being offered when, as and if issued. In particular, you are advised that these securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus. As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these materials. Our obligation to sell securities to you is conditioned on the securities and the underlying transaction having the characteristics described in these materials.

A contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have confirmed the allocation of securities to be made to you; any “indications of interest” expressed by you, and any “soft circles” generated by us, will not create binding contractual obligations for you or us. You may withdraw your offer to purchase securities at any time prior to our acceptance of your offer.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential are not applicable to these materials and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

Please fill in the cells highlighted in blue:

Deal Name	HEAT 2006-7

5 largest originators
Originator 1
Originator 1%
Originator 2
Originator 2%
Originator 3
Originator 3%
Originator 4
Originator 4%
Originator 5
Originator 5%

5 largest servicers
Servicer 1
Servicer 1%
Servicer 2
Servicer 2%
Servicer 3
Servicer 3%
Servicer 4
Servicer 4%
Servicer 5
Servicer 5%

WA Principal Balance	$ 196,666
Loan Balance Distribution	No. of loans	% of total collateral	WA FICO	WA CLTV (w/o silent 2nds & simultaneous 2nds)	WA CLTV (incl silent 2nds & simultaneous 2nds)	WA DTI
Principal balance < $100,000	1481	8.7%	618	86.1%	88.9%	40.0%
Principal balance < $150,000	2502	20.3%	617	81.8%	87.1%	40.6%
Principal balance > $500,000	213	11.7%	653	82.3%	89.9%	44.4%

WA FICO	632
FICO Distribution	No. of loans	% of total collateral	WA CLTV (w/o silent 2nds & simultaneous 2nds)	WA CLTV (incl silent 2nds & simultaneous 2nds)	WA DTI
<=550	643	10.3%	73.4%	74.0%	42.5%
550.1 - 575	463	8.2%	76.9%	77.9%	41.9%
575.1 - 600	705	11.3%	81.0%	84.8%	42.6%

WA CLTV (w/o silent 2nds & simultaneous 2nds)	80.0%
CLTV Distribution (w/o silent 2nds & simultaneous 2nds)	No. of loans	% of total collateral	WA FICO	WA DTI
CLTV > 95%	818	5.4%	646	43.3%
CLTV > 90%	928	7.4%	644	43.2%
CLTV > 85%	1468	19.0%	628	43.0%
CLTV > 80%	1956	28.9%	618	42.6%

WA CLTV (incl silent 2nds & simultaneous 2nds)	87.9%
CLTV Distribution (incl silent 2nds & simultaneous 2nds)	No. of loans	% of total collateral	WA FICO	WA DTI
CLTV > 95%	2598	42.4%	664	44.3%
CLTV > 90%	2820	47.0%	662	44.2%
CLTV > 85%	3407	60.1%	653	44.0%
CLTV > 80%	3903	70.1%	646	43.7%

Silent 2nds & simultaneous 2nds	No. of loans	% of total collateral	WA FICO	WA CLTV (incl silent 2nds & simultaneous 2nds)	WA DTI
Loans with silent 2nds/simultaneous 2nds	1953	41.3%	665	99.1%	44.4%
Loans without silent 2nds/simultaneous 2nds	3615	58.7%	608	80.0%	42.3%
Total	5568	100.0%	631.541	87.9%	43.2%

FICO distribution of loans with silent 2nds & simultaneous 2nds	FICO
	<= 500	500.1 - 525	525.1 - 550	550.1 - 575	575.1 - 600	> 600
% of total collateral	0.0%	0.1%	0.2%	0.4%	2.4%	38.2%
WA CLTV (incl silent 2nds & simultaneous 2nds)	100.0%	98.3%	96.2%	96.3%	98.4%	99.2%

CLTV distribution of loans with silent 2nds & simultaneous 2nds	CLTV (incl silent 2nds/simultaneous 2nds)
	<= 80	80.1 - 85	85.1 - 90	90.1 - 95	95.1 - 100	> 100
% of total collateral	0.1%	0.2%	1.4%	2.6%	37.0%	0.0%
WA FICO	590	639	663	651	666	0

WA DTI	43.2%
DTI Distribution	No. of loans	% of total collateral	WA CLTV (w/o silent 2nds & simultaneous 2nds)	WA CLTV (incl silent 2nds & simultaneous 2nds)	WA FICO
<= 10.00	26	0.6%	81.2%	84.7%	653
10.01 - 20.00	99	1.4%	78.9%	84.9%	625
20.01 - 30.00	429	5.5%	76.2%	80.8%	610
30.01 - 40.00	1249	19.5%	79.3%	86.4%	629
40.01 - 50.00	3095	60.2%	80.9%	89.1%	637
50.01 - 60.00	669	12.8%	79.6%	88.0%	621
> 60.00	1	0.0%	66.9%	66.9%	666
Total	5568	100.0%	80.1%	87.9%	631.8

Distribution of IO loans	No. of loans	% of total collateral	WA CLTV (w/o silent 2nds & simultaneous 2nds)	WA FICO	WA DTI	% with silent 2nds & simultaneous 2nds
IO (24 month IO term)	3	0.1%	73.6%	610	40.0%	24.8%
IO (36 month IO term)
IO (60 month IO term)	544	15.0%	79.1%	671	43.6%	66.2%
IO (120 month IO term)	7	0.2%	0.0%	697	43.8%	100.0%
Others ( )
Total IO loans as a % of total collateral	554	15.3%	78.0%	671	43.6%
2/28 hybrid ARMs with 24 month IO term	3	0.1%	73.6%	610	40.0%	24.8%
3/27 hybrid ARMs with 36 month IO term

FICO distribution of IO loans	FICO
	<= 500	500.1 - 525	525.1 - 550	550.1 - 575	575.1 - 600	> 600
IO (24 month IO term)	0.00%	0.00%	0.00%	0.00%	0.03%	0.04%
IO (36 month IO term)
IO (60 month IO term)	0.00%	0.02%	0.02%	0.19%	0.60%	14.23%
IO (120 month IO term)	0.00%	0.00%	0.00%	0.00%	0.00%	0.16%
Others ( )
Total IO loans as a % of total collateral	0.00%	0.02%	0.02%	0.19%	0.63%	14.44%
2/28 hybrid ARMs with 24 month IO term	0.00%	0.00%	0.00%	0.00%	0.03%	0.04%
3/27 hybrid ARMs with 36 month IO term

CLTV distribution of IO loans	CLTV (w/o silent 2nds & simultaneous 2nds)
	<= 80	80.1 - 85	85.1 - 90	90.1 - 95	95.1 - 100	> 100
IO (24 month IO term)	0.06%	0.00%	0.00%	0.00%	0.02%	0.00%
IO (36 month IO term)
IO (60 month IO term)	2.69%	0.75%	1.49%	0.96%	9.17%	0.00%
IO (120 month IO term)	0.00%	0.00%	0.00%	0.00%	0.16%	0.00%
Others ( )
Total IO loans as a % of total collateral	2.75%	0.75%	1.49%	0.96%	9.35%	0.00%
2/28 hybrid ARMs with 24 month IO term	0.06%	0.00%	0.00%	0.00%	0.02%	0.00%
3/27 hybrid ARMs with 36 month IO term

Balloon Loan Distribution	No. of loans	% of total collateral	WA CLTV (w/o silent 2nds & simultaneous 2nds)	WA FICO	WA DTI	% with silent 2nds & simultaneous 2nds
40/30	1314	29.2%	79.9%	626	43.7%	38.9%
45/30	0	0.0%	0.0%	0	0.0%	0.0%
30/20	0	0.0%	0.0%	0	0.0%	0.0%
30/15	407	2.5%	98.8%	662	43.7%	0.7%
Others	740	14.8%	80.4%	644	45.8%	65.7%
Others
Total balloon loans as a % of total collateral	2461	46.5%	81.1%	634	44.4%

FICO distribution of balloon loans	FICO
	<= 500	500.1 - 525	525.1 - 550	550.1 - 575	575.1 - 600	> 600
40/30	0.04%	0.86%	2.00%	3.25%	3.75%	19.31%
45/30	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
30/20	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
30/15	0.01%	0.01%	0.00%	0.01%	0.11%	2.33%
Others	0.02%	0.06%	0.35%	0.50%	1.66%	12.26%
Others
Total balloon loans as a % of total collateral	0.06%	0.92%	2.35%	3.75%	5.53%	33.90%

CLTV distribution of balloon loans	CLTV (w/o silent 2nds & simultaneous 2nds)
	<= 80	80.1 - 85	85.1 - 90	90.1 - 95	95.1 - 100	> 100
40/30	8.88%	3.27%	4.77%	1.44%	10.83%	0.00%
45/30	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
30/20	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
30/15	0.04%	0.01%	0.03%	0.07%	2.31%	0.00%
Others	2.74%	0.72%	1.38%	0.71%	9.31%	0.00%
Others
Total balloon loans as a % of total collateral	11.66%	3.99%	6.17%	2.22%	22.46%	0.00%

1st state	CALIFORNIA	CA
1st state %	30.7%
2nd state	FLORIDA	FL
2nd state %	13.1%
3rd state	ILLINOIS	IL
3rd state %	5.3%
4th state	ARIZONA	AZ
4th state %	4.8%
5th state	NEW YORK	NY
5th state %	4.1%

% California	30.7%
% Michigan	1.2%
% Georgia	2.2%
% Texas	1.3%
% Alabama	0.4%
% Ohio	1.9%
% Tennessee	0.8%
% North Carolina	0.8%
% Colorado	2.0%
% Indiana	0.4%
% Pennsylvania	1.1%
% South Carolina	0.5%
% Louisiana	0.3%
% Mississippi	0.2%

Lien Position	No. of loans	% of total collateral	WA FICO	WA CLTV (w/o silent 2nds & simultaneous 2nds)	WA DTI
1st lien	4867	96.2%	631	78.7%	43.1%
2nd lien	701	3.8%	649	99.2%	43.8%
Total	5568	100.0%	632	79.5%	43.1%

Collateral Type	No. of loans	% of total collateral	WA FICO	WA CLTV (w/o silent 2nds & simultaneous 2nds)	WA DTI
Fixed	1743	19.5%	629	80.8%	42.4%
Floating	3825	80.5%	632	79.7%	43.4%
Total	5568	100.0%	631	79.9%	43.2%

Occupancy (pls do not add additional categories)	No. of loans	% of total collateral	WA FICO	WA CLTV (w/o silent 2nds & simultaneous 2nds)	WA DTI
Owner	5253	94.7%	631	80.0%	43.4%
Investment	281	4.6%	646	79.9%	39.1%
2nd home	34	0.6%	646	83.4%	44.8%
Total	5568	99.9%	632	80.0%	43.2%

Loan Purpose (pls do not add additional categories)	No. of loans	% of total collateral	WA FICO	WA CLTV (w/o silent 2nds & simultaneous 2nds)	WA DTI
Purchase	2727	46.1%	659	89.1%	44.0%
Refi-Rate/Term	324	5.5%	611	80.4%	41.8%
Refi-Cashout	2517	48.4%	608	77.3%	42.6%
Total	5568	100.0%	632	82.9%	43.2%

Documentation (pls do not add additional categories)	No. of loans	% of total collateral	WA FICO	WA CLTV (w/o silent 2nds & simultaneous 2nds)	WA DTI
Full	3400	54.1%	616	80.2%	42.9%
Reduced	715	15.4%	660	83.0%	44.1%
No Income/ No Asset	7	0.2%	711	84.3%	0.0%
Stated Income / Stated Assets	1446	30.3%	644	78.6%	43.2%
Total	5568	100.0%	631	80.2%	43.1%

Manufactured housing	No. of loans	% of total collateral	WA FICO	WA CLTV (w/o silent 2nds & simultaneous 2nds)	WA DTI
Loans with MH collateral	0	0.00%	0	0.00%	0.00%

Mortgage Insurance	No. of loans	% of total collateral	WA FICO	WA CLTV (w/o silent 2nds & simultaneous 2nds)	WA DTI
Loans covered by MI
Loans not covered by MI	5568	100.0%	632	80.0%	43.2%
Total	5568	100.0%	632	80.0%	43.2%

Mortgage Insurance Provider
Effective CLTV after MI (w/o silent 2nds & simultaneous 2nds)
Effective CLTV after MI (incl silent 2nds & simultaneous 2nds)

Pls provide Monthly Excess Spread Projections (%) (if information is not in termsheet)
- based on static LIBOR
- based on forward LIBOR

STATES
Alabama	AL
Alaska	AK
Arizona	AZ
Arkansas	AR
California	CA
Colorado	CO
Connecticut	CT
Delaware	DE
District of Columbia	DC
Florida	FL
Georgia	GA
Hawaii	HI
Idaho	ID
Illinois	IL
Indiana	IN
Iowa	IA
Kansas	KS
Kentucky	KY
Louisiana	LA
Maine	ME
Maryland	MD
Massachusetts	MA
Michigan	MI
Minnesota	MN
Mississippi	MS
Missouri	MO
Montana	MT
Nebraska	NE
Nevada	NV
New Hampshire	NH
New Jersey	NJ
New Mexico	NM
New York	NY
North Carolina	NC
Ohio	OH
Oklahoma	OK
Oregon	OR
Pennsylvania	PA
Rhode Island	RI
South Carolina	SC
South Dakota	SD
Tennessee	TN
Texas	TX
Utah	UT
Vermont	VT
Virginia	VA
Washington	WA
West Virginia	WV
Wisconsin	WI